SEC File No. 333-59142
Filed pursuant to Rule 424(b)(3)

PROSPECTUS SUPPLEMENT NO. 4
(To prospectus dated July 16, 2001)

COX COMMUNICATIONS, INC.
CLASS A COMMON STOCK

    This prospectus supplement no. 4 supplements and amends the prospectus dated July 16, 2001, as supplemented and amended by prospectus supplement no. 1 dated August 1, 2001, prospectus supplement no. 2 dated August 21, 2001 and prospectus supplement no. 3 dated August 30, 2001, relating to the resale of our Class A common stock deliverable upon exchange of 2% exchangeable senior notes due 2021 issued by Cox Enterprises, Inc.

    The table and footnotes on pages 9 through 13 of the prospectus set forth information with respect to the selling stockholders and the shares of Class A common stock beneficially owned by each selling stockholder that may be offered pursuant to the prospectus. This prospectus supplement amends the table in the prospectus by replacing the information contained in the table for UBS AG London Branch with the corresponding information set forth below.

Selling Stockholder	Shares of Class A Common Stock Beneficially Owned Prior to Offering	Share of Class A Common Stock Offered Hereby	Shares of Class A Common Stock Owned After the Offering
UBS AG London Branch(1)	1,303,417	1,296,152	7,265

(1)
Of the shares listed as beneficially owned prior to and after the offering, 7,265 shares of Class A common stock are issuable upon conversion of our Convertible Senior Notes due 2021, and these notes and the underlying shares of Class A common stock are covered by a separate resale shelf registration statement.

    The prospectus, together with this prospectus supplement no. 4, prospectus supplement no. 3, prospectus supplement no. 2 and prospectus supplement no. 1, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the Class A common stock deliverable upon exchange of the notes.

    Prospective investors should carefully review "Risk Factors" beginning on page 3 of the prospectus for a discussion of risks that should be considered when investing in our Class A common stock.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or any accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 2, 2001.

    The following table sets forth, as of October 1, 2001, information regarding the beneficial ownership of our common stock by the selling stockholders. The information is based on information provided by or on behalf of the selling stockholders through October 1, 2001.

Selling Stockholder(1)	Shares of Class A Common Stock Beneficially Owned Prior to Offering(2)	Shares of Class A Common Stock Offered Hereby(3)	Shares of Class A Common Stock Owned After the Offering(4)
AFTRA Health Fund	5,944	5,944	0
AIG SoundShore Holdings Ltd.(5)	120,121	120,121	0
AIG SoundShore Opportunity Holding Fund Ltd.(6)	22,749	17,749	5,000
AIG SoundShore Strategic Holding Fund Ltd.(7)	10,732	10,732	0
The Allstate Corporation(8)	192,891	84,208	108,683
Bank Austria Cayman Island Ltd.	49,534	49,534	0
Bear, Stearns & Co., Inc.(9)	110,003	94,941	15,062
Black Diamond Offshore Ltd(10).	13,126	13,126	0
B.P. Amoco	16,511	16,511	0
Citadel Equity Fund Ltd.	37,150	37,150	0
D.E. Shaw Investments, L.P.(11)	186,461	115,580	70,881
D.E. Shaw Valence, L.P.(12)	745,846	462,322	283,524
Deutsche Banc Alex Brown	247,672	247,672	0
Double Black Diamond Offshore LDC(13)	66,194	66,194	0
GLG Market Neutral Fund(14)	313,981	290,354	23,627
Granville Capital Corporation(15)	200,637	115,580	85,057
HighBridge International LLC(16)	1,139,523	288,951	850,572
HSBC Ttee Zola Managed Trust(17)	16,524	8,255	8,269
Jackson Investment Fund Ltd.	28,895	28,895	0
JMG Capital Partners, LP	90,813	90,813	0
JMG Triton Offshore Fund, Ltd.	57,790	57,790	0
LB Series Fund, Inc., Income Portfolio No. RF02(18)	39,627	39,627	0
Lincoln National Convertible Securities Fund	16,511	16,511	0
Lutheran Brotherhood(19)	99,069	99,069	0
Lutheran Brotherhood Income Fund(20)	23,941	23,941	0
Lutheran Brotherhood Limited Maturity Growth Fund	2,476	2,476	0
Lyxor MasterFund(21)	23,612	8,255	15,357
Mainstay Convertible Fund	87,510	87,510	0
Mainstay Strategic Value Fund	4,953	4,953	0
Mainstay VP Convertible Fund	19,813	19,813	0
New York Life Separate Account No. 7	13,209	13,209	0
Nomura Securities International Inc.	669,560	660,460	9,100
Quattro Fund, Ltd.(22)	74,974	24,767	50,207
R2 Investments, LDC(23)	866,261	511,856	354,405
Raimus Capital Group	16,511	16,511	0
Salomon Smith Barney Inc.(24)	775,114	550,658	224,456
TD Securities (USA) Inc.(25)	424,423	306,288	118,135
TQA Master Fund, Ltd.	49,534	49,534	0
TQA Master Plus Fund, Ltd.	74,301	74,301	0
UBS AG London Branch(26)	1,303,417	1,296,152	7,265
Value Line Convertible Fund, Inc.(27)	24,780	16,511	8,269
Van Kampen Harbor Fund(28)	204,082	204,082	0
Victory Capital Management(29)	98,185	61,505	36,680
White River Securities, LLC(30)	110,003	94,941	15,062
Worldwide Transactions Ltd.(31)	3,236	3,236	0
Zola Partners, L.P.(32)	34,231	16,511	17,720
Any other holder of exchangeable notes or future transferee, pledgee, donee or successor of any such other holder(33)	1,153,679	1,153,679	0

(1)
Unless otherwise indicated, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned.

(2)
The exchange price (initially $60.56 per share) and the number of shares of Class A common stock deliverable upon exchange of the Cox Enterprises notes are subject to change under certain circumstances described in the indenture governing the notes. The indenture governing the Cox Enterprises notes also provides that if any fractional shares of Class A common stock are deliverable upon exchange, Cox Enterprises will pay cash in lieu of such fractional shares and accordingly, the number of shares listed in the table have been rounded down.

(3)
Assumes that the full amount of Cox Enterprises notes held by a selling stockholder is exchanged for shares of Class A common stock and offered hereunder by that selling stockholder. Since Cox Enterprises has the right to pay cash in lieu of delivering shares upon exchange, there can be no assurance that any selling stockholder will receive shares of Class A common stock upon exchange of its notes.

(4)
Because the selling stockholders may, pursuant to this prospectus, offer all or some portion of the shares they may acquire upon exchange of the Cox Enterprises notes, we cannot predict the amount or percentage of shares that will be held by the selling stockholders upon termination of any such sales. In addition, the selling stockholders identified above may have sold, transferred or otherwise disposed of all or a portion of their Cox Enterprises notes and/or the underlying shares since the date on which they provided the information regarding their Cox Enterprises notes and shares in transactions exempt from the registration requirements of the Securities Act of 1933. See "Plan of Distribution." The selling stockholders may sell all, part or none of the shares listed in the table. The amounts listed in the table assume that each selling stockholder presents its notes to Cox Enterprises for exchange, receives shares of Class A common stock from Cox Enterprises and sells all of its shares of Class A common stock received in such exchange.

(5)
AIG SoundShore Holdings Ltd. holds 25,000 of our FELINE PRIDES.

(6)
AIG SoundShore Opportunity Holding Fund Ltd. holds 13,550 of our FELINE PRIDES and call options covering 5,000 shares of the Class A common stock.

(7)
AIG SoundShore Strategic Holding Fund Ltd. holds 10,850 of our FELINE PRIDES.

(8)
The Allstate Corporation is the parent company of Allstate Insurance Company, which is the parent company of Allstate Life Insurance Company. Allstate Insurance Company holds $3,950,000 principal amount at maturity of our Convertible Senior Notes due 2021. Allstate Life Insurance Company holds $5,250,000 principal amount at maturity of our Convertible Senior Notes due 2021 and $5,100,000 principal amount at maturity of our 2% Exchangeable Senior Notes due 2021. Of the shares listed as beneficially owned prior to the offering, 46,663 shares of Class A common stock are beneficially owned by Allstate Insurance Company and 146,228 shares of Class A common stock are beneficially owned by Allstate Life Insurance Company. Of the shares listed as beneficially owned after the offering, 46,663 shares are issuable to Allstate Insurance Company and 62,020 shares are issuable to Allstate Life Insurance Company upon conversion of our Convertible Senior Notes due 2021, and these notes and the underlying shares of Class A common stock are covered by a separate resale registration statement. In addition, Allstate Insurance Company holds 44,000 of our FELINE PRIDES and 63,500 of our PRIZES. Allstate Life Insurance Company holds $5,000,000 principal amount of our 7.75% Notes due 2006, $12,500,000 principal amount of our 7.50% Notes due 2004, $10,000,000 principal amount of our 7.75% Notes due 2010, $12,850,000 principal amount at maturity of our Exchangeable Subordinated Discount Debentures due 2020 (which are exchangeable for shares of Sprint PCS common stock we hold) and 3,500 of our Premium PHONES.

(9)
Of the shares listed as beneficially owned prior to and after the offering, 15,062 shares of Class A common stock are issuable upon conversion of our Convertible Senior Notes due 2021, and these notes and the underlying shares of Class A common stock are covered by a separate resale shelf registration statement.

(10)
Black Diamond Offshore Ltd. holds $3,397,000 principal amount at maturity of our Exchangeable Subordinated Discount Debentures due 2020 (which are exchangeable for shares of Sprint PCS common stock we hold).

(11)
Of the shares listed as beneficially owned prior to and after the offering, 70,881 shares of Class A common stock are issuable upon conversion of our Convertible Senior Notes due 2021, and these notes and the underlying shares of Class A common stock are covered by a separate resale shelf registration statement. In addition, D.E. Shaw Investments L.P. holds 10,000 of our FELINE PRIDES.

(12)
Of the shares listed as beneficially owned prior to and after the offering, 283,524 shares of Class A common stock are issuable upon conversion of our Convertible Senior Notes due 2021, and these notes and the underlying shares of Class A common stock are covered by a separate resale shelf registration statement. In addition, D.E. Shaw Valence, L.P. holds 217,500 of our FELINE PRIDES.

(13)
Double Black Diamond Offshore LDC holds $15,742,000 principal amount at maturity of our Exchangeable Subordinated Discount Debentures due 2020 (which are exchangeable for shares of Sprint PCS common stock we hold).

(14)
Of the shares listed as beneficially owned prior to and after the offering, 23,627 shares of Class A common stock are issuable upon conversion of our Convertible Senior Notes due 2021, and these notes and the underlying shares of Class A common stock are covered by a separate resale shelf registration statement.

(15)
Of the shares listed as beneficially owned prior to and after the offering, 85,057 shares of Class A common stock are issuable upon conversion of our Convertible Senior Notes due 2021, and these notes and the underlying shares of Class A common stock are covered by a separate resale shelf registration statement. In addition, Granville Capital Corporation holds $114,650,000 principal amount at maturity of our Exchangeable Subordinated Discount Debentures due 2020 (which are exchangeable for shares of Sprint PCS common stock we hold), 42,400 of our FELINE PRIDES and put options covering 150,000 shares of the Class A common stock.

(16)
Of the shares listed as beneficially owned prior to and after the offering, 850,572 shares of Class A common stock are issuable upon conversion of our Convertible Senior Notes due 2021, and these notes and the underlying shares of Class A common stock are covered by a separate resale shelf registration statement. In addition, HighBridge International LLC holds 23,700 of our Premium PHONES and $104,500,000 principal amount at maturity of our Exchangeable Subordinated Discount Debentures due 2020 (which are exchangeable for shares of Sprint PCS common stock we hold).

(17)
Of the shares listed as beneficially owned prior to and after the offering, 8,269 shares of Class A common stock are issuable upon conversion of our Convertible Senior Notes due 2021, and these notes and the underlying shares of Class A common stock are covered by a separate resale shelf registration statement. In addition, HSBC Ttee Zola Managed Trust holds 51,000 of our FELINE PRIDES.

(18)
LB Series Fund, Inc., Income Portfolio No. RF02 holds $7,500,000 principal amount of our 7.75% Notes due 2010.

(19)
Lutheran Brotherhood holds $5,000,000 principal amount of our 6.40% Notes due 2008, 95,000 of our FELINE PRIDES and 70,000 of our PRIZES.

(20)
Lutheran Brotherhood Income Fund holds $2,500,000 principal amount of our 7.75% Notes due 2010.

(21)
Of the shares listed as beneficially owned prior to and after the offering, 15,357 shares of Class A common stock are issuable upon conversion of our Convertible Senior Notes due 2021, and these notes and the underlying shares of Class A common stock are covered by a separate resale shelf registration statement. In addition, Lyxor MasterFund holds 51,000 of our FELINE PRIDES.

(22)
Of the shares listed as beneficially owned prior to and after the offering, 50,207 shares of Class A common stock are issuable upon conversion of our Convertible Senior Notes due 2021, and these notes and the underlying shares of Class A common stock are covered by a separate resale shelf registration statement.

(23)
Of the shares listed as beneficially owned prior to and after the offering, 354,405 shares of Class A common stock are issuable upon conversion of our Convertible Senior Notes due 2021, and these notes and the underlying shares of Class A common stock are covered by a separate resale shelf registration statement. In addition, R2 Investments LDC holds $52,000,000 principal amount at maturity of our Exchangeable Subordinated Discount Debentures due 2020 (which are exchangeable for shares of Sprint PCS common stock we hold) and 451,000 of our FELINE PRIDES.

(24)
Of the shares listed as beneficially owned prior to and after the offering, 224,456 shares of Class A common stock are issuable upon conversion of our Convertible Senior Notes due 2021, and these notes and the underlying shares of Class A common stock are covered by a separate resale shelf registration statement. Salomon Smith Barney Inc. is a market-maker in our Class A common stock and has performed various financial advisory and investment banking services from time to time for us and our affiliates, including acting as an initial purchaser of the Cox Enterprises notes.

(25)
Of the shares listed as beneficially owned prior to and after the offering, 118,135 shares of Class A common stock are issuable upon conversion of our Convertible Senior Notes due 2021, and these notes and the underlying shares of Class A common stock are covered by a separate resale shelf registration statement.

(26)
Of the shares listed as beneficially owned prior to and after the offering, 7,265 shares of Class A common stock are issuable upon conversion of our Convertible Senior Notes due 2021, and these notes and the underlying shares of Class A common stock are covered by a separate resale shelf registration statement.

(27)
Of the shares listed as beneficially owned prior to and after the offering, 8,269 shares of Class A common stock are issuable upon conversion of our Convertible Senior Notes due 2021, and these notes and the underlying shares of Class A common stock are covered by a separate resale shelf registration statement.

(28)
Van Kampen Harbor Fund is associated with Morgan Stanley & Co. Incorporated, one of the initial purchasers of the Cox Enterprises notes and of our Convertible Senior Notes due 2021. Morgan Stanley has also performed various financial advisory and investment banking services from time to time for us and our affiliates. In addition, the Van Kampen funds hold an aggregate of $4,750,000 principal amount of our 6.875% Notes due 2005 and $10,000,000 principal amount of our 7.25% debentures due 2015.

(29)
Of the shares listed as beneficially owned prior to and after the offering, 36,680 shares of Class A common stock are issuable upon conversion of our Convertible Senior Notes due 2021, and these notes and the underlying shares of Class A common stock are covered by a separate resale shelf registration statement.

(30)
Of the shares listed as beneficially owned prior to and after the offering, 15,062 shares of Class A common stock are issuable upon conversion of our Convertible Senior Notes due 2021, and these notes and the underlying shares of Class A common stock are covered by a separate resale shelf registration statement.

(31)
Worldwide Transactions Ltd. holds $861,000 principal amount at maturity of our Exchangeable Subordinated Discount Debentures due 2020 (which are exchangeable for shares of Sprint PCS common stock we hold).

(32)
Of the shares listed as beneficially owned prior to and after the offering, 17,720 shares of Class A common stock are issuable upon conversion of our Convertible Senior Notes due 2021, and these notes and the underlying shares of Class A common stock are covered by a separate resale shelf registration statement.

(33)
We may from time to time include additional selling stockholders and information about such selling stockholders' plans of distribution in future supplements to this prospectus, if required. The amounts provided assume that any other holders of Cox Enterprises notes, or any future transferees, pledgees, donees or successors of or from any such holders of Cox Enterprises notes, do not beneficially own any Class A common stock other than the Class A common stock deliverable upon exchange of the Cox Enterprise notes.